                                                                      EXHIBIT 11


                           MONARCH DENTAL CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                       THREE MONTHS ENDED MARCH 31,
                                                                      ------------------------------
                                                                          2002              2001
                                                                      ------------      ------------
Net income                                                            $        946      $        401
                                                                      ============      ============



Weighted average common shares outstanding                                   2,171             2,160
Weighted average common equivalent shares outstanding                           65                65
                                                                      ------------      ------------
Weighted average common and common equivalent shares outstanding             2,236             2,225
                                                                      ============      ============



NET INCOME PER COMMON SHARE:

Net income                                                            $       0.44      $       0.19
                                                                      ============      ============


NET INCOME PER COMMON SHARE - ASSUMING DILUTION:

Net income                                                            $       0.42      $       0.18
                                                                      ============      ============